Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of September, 2024, by and between Safepoint Holdings, Inc., a Florida corporation (the “Company”), and Steven Hoffman (“Executive”).

W I T N E S S E T H :

WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer; and

WHEREAS, Executive is a party to an employment agreement with the Company, dated April 13, 2016 (the “Prior Agreement”); and

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section	1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or breach of the Restrictive Covenant Agreement. If, within thirty (30) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to repay or return to the Company all amounts and benefits received pursuant to this Agreement or otherwise on account of such termination that would not have been payable or provided to Executive had such termination been by the Company for Cause.

(g) “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.

(h) “COBRA Severance Term” shall mean the eighteen (18) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Company” shall have the meaning set forth in the preamble hereto.

(k) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(l) “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(m) “Delay Period” shall have the meaning set forth in Section 14(a) hereof.

(n) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(o) “Executive” shall have the meaning set forth in the preamble hereto.

(p) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(q) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(r) “Prior Agreement” shall have the meaning set forth in the recitals hereto.

(s) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(t) “Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement attached hereto as Exhibit A.

(u) “Severance Benefits” shall have the meaning set forth in Section 8(h) hereof.

(v) “Severance Term” shall mean the twenty-four (24) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(w) “Term” shall mean the period specified in Section 2 hereof.

Section 2. Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on the date hereof and shall continue until terminated as provided in Section 8 hereof (the “Term”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Financial Officer of the Company (together with such other position or positions consistent with Executive’s title as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall be at the Company’s office in Tampa, Florida, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $325,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 100% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.

Section 5. Employee Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a) General. The Term shall terminate as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the fiscal year in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii) or (vi) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the fiscal year in which such termination occurred; and

(iii) Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices; and

(iv) To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the COBRA Severance Term, the Company will pay directly to or on behalf of Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the COBRA Severance Term in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the COBRA Severance Term. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company directly to or on behalf of Executive pursuant to this clause (iv) shall be imputed to the Executive as additional taxable income to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the Company shall no longer provide such medical and dental benefits to Executive.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), and (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Restrictive Covenant Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Employment following Expiration of the Term. If Executive’s employment with the Company continues beyond the expiration of the Term, Executive shall be considered an “at-will” employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 9. Restrictive Covenant Agreement.

As a condition of Executive’s continued employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreement. The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not (i) violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound, or (ii) engaged in any conduct or made any representations that could result in a court of competent jurisdiction granting a temporary or permanent injunction or restraining order against Executive commencing, or continuing, his employment with the Company;

(c) Executive has not retained, and has returned, all confidential or proprietary information Executive may have obtained in connection with employment with any prior employer and, in connection with Executive’s employment with the Company (and service to the Company Group), Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer;

(d) Executive (i) is not aware of any reason why Executive’s hiring by, or work for, the Company Group could cause any damage to any member of the Company Group’s reputation, (ii) was not subject to any disciplinary action while employed by (or providing services to) any former employer (or other entity) that could reasonably be expected to cause any damage to any member of the Company Group’s reputation, and (iii) is not aware of any on-going investigation or cause of action by any regulatory, self-regulatory or other governmental authority involving acts or omissions of Executive or any of Executive’s direct reports at any former employer (or other entity); and

(e) Executive has not engaged in any illegal conduct (including, without limitation, violations of any regulatory or self-regulatory agency rules or regulations) during the course of his employment with (or provision of services to) any former employer (or other entity).

Executive acknowledges and agrees that the representations and warranties contained in this Section 10 are fundamental to the Company agreeing to continue to employ Executive, and that the Company (and/or other members of the Company Group) would reasonably be expected to suffer grave damage should any of Executive’s representations or warranties herein ever prove to have been inaccurate when made.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Physical or Mental Disability or Infirmity.

Notwithstanding anything herein to the contrary, during any portion of the Term in which Executive is unable to perform the essential duties and responsibilities of Executive’s position as a result of a physical or mental disability or infirmity (after taking into account any reasonable accommodations) (such period being, a “Medical Leave of Absence”), unless otherwise determined by the Company, Executive shall only be entitled to the payments and benefits, if any, that Executive is then-eligible to receive pursuant to the Company Group’s short-term and long-term disability policies as in effect at such time (and, for the avoidance of doubt, Executive shall not accrue any other compensation or bonus, or vest in any compensation, during a Medical Leave of Absence, except as provided in such policy). Further, in no event shall any changes to Executive’s duties, responsibilities, compensation or benefits, or the appointment of an interim replacement, in each case, during the pendency of a Medical Leave of Absence give rise to Good Reason pursuant to this Agreement or otherwise.

Section 14. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to by the Company. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH

HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN HILLSBOROUGH COUNTY, FLORIDA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

*    *    *

[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SAFEPOINT HOLDINGS, INC.

/s/ David Flitman
By: David Flitman
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Steven Hoffman
Steven Hoffman

[Signature Page to Employment Agreement]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Safepoint Holdings, Inc., a Florida corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the period (the “Employment Period”) of my employment with the Company and its direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”), I will have access to information about the Company Group and that my employment with the Company Group shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, subject to Schedule B (as applicable based on the jurisdiction in which I am employed by the applicable member of the Company Group at the relevant time), to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person (as defined in Section 6 below) without prior written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, (i) all personnel files of the Company Group, (ii) all general correspondence concerning the Company Group, (iii) all documents concerning and referring to the financial aspects of the Company and any affiliate, (iv) all information regarding the procedures or methods employed by the Company Group in soliciting, procuring, and handling business, including billing procedures, (v) all information developed or acquired by the Company Group relating to prospective or current business transactions and arrangements, (vi) all market analyses and/or demographic information or studies on the current and/or potential markets of interest to the Company Group, (vii) all business agreements and understandings between or among Company or any affiliate and other persons, (viii) all information provided to Company and any affiliate by any client, prospective clients or referral source, (ix) all legal documents and correspondence concerning the Company Group, (x) all non-public opinions, decisions, rulings, and audits of governmental agencies relating to the Company Group, (xi) all of the Company Group’s client information including, but not limited to, client and prospective client names, addresses, contact information, financial status, volume of business, client needs and strategies and purchasing habits; (xii) all files and records concerning clients, prospective clients and referral sources of the Company Group and the contents of such files and records, (xiii) all pricing information and lists of the Company Group, (xiv) all appointment books and accounting, bookkeeping and any other financial documents, information or records of the Company Group, (xv) all software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and (xvi) all other information designated as “Confidential” by the Company Group. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Restrictive Covenant Agreement (this “Agreement”).

(b) Former Employer Information. I represent that I have not breached, and that my performance of all my duties and responsibilities as an employee of the Company Group has not breached and will not breach, any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company Group, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company Group or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company Group.

(c) Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.

(d) Whistleblower; Defend Trade Secrets Act Disclosure.

(i) In addition, I understand that nothing in this Agreement shall be construed to prohibit me from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) participating in a whistleblower program administered by the U.S. Securities and Exchange Commission or any other government agency, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, (D) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency or (E) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees.

(ii) Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. I acknowledge that I have hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees. Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

(iii) Notice. “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

(iv) Undertaking of Secrecy. As a condition of my continued employment with the Company, I hereby affirm all of the undertakings set forth in the Undertaking of Secrecy, a copy of which is attached hereto as Annex A.

Section 2. Inventions.

(a) No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group and which are not assigned to the Company hereunder.

(b) Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights, title and interest throughout the world in and to all Inventions (as defined below) which I solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice (or have conceived, created, invented, developed, modified, compiled or reduced to practice), at any time during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(e) State Non-assignable Invention Exemptions. Solely to the extent that I (i) was or am an employee of the Company and (ii) was or am based in California, Illinois, Kansas, Minnesota, Washington or any other state that has enacted laws concerning employee non-assignability of inventions or otherwise entitled to the benefits of the state statutes of California, Illinois, Kansas, Minnesota, Washington or any other state that has enacted laws concerning employee non-assignability of inventions, during the Employment Period, then, to the extent the assignment of Company IP Rights to the Company in this Section 2 can be construed to cover inventions excluded under the appropriate state statutes (including, but not limited to, California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Kansas Statute K.S.A. § 44-130, Minn. Stat. § 181.78, and Sec. 2, Revised Code of Washington Section 49.44.140(1), the full terms of each are set forth on Schedule A attached hereto and are each incorporated herein by reference), this Section 2 shall not apply to such inventions.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company Group for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company Group and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company Group computer or Company Group equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company Group information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company Group information and then permanently delete and expunge such Company Group information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company Group’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5. Publicity.

I hereby consent to any and all uses and displays by the Company Group of my name, voice, likeness, image, appearance and biographical information in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during or after the Employment Period for all legitimate business purposes of the Company Group (the “Permitted Use”). I hereby forever release the Company Group and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during or after the Employment Period in connection with any Permitted Use.

Section 6. Restrictions on Interfering.

(a) Non-Competition. Except to the extent provided otherwise in, or modified by, Schedule B (as applicable based on the jurisdiction in which I am employed by the applicable member of the Company Group at the relevant time), during the Restricted Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.

(b) Non-Interference. Except to the extent provided otherwise in, or modified by, Schedule B (as applicable based on the jurisdiction in which I am employed by the applicable member of the Company Group at the relevant time), during the Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii) “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Restricted Period” shall mean the period commencing on the date hereof and ending on the twenty-four (24) month anniversary of the date of any termination of the Employment Period.

(d) Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, subject to Schedule B (as applicable based on the jurisdiction in which I am employed by the applicable member of the Company Group at the relevant time), I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company Group. However, my obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits me from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or my attorney.

Section 7. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company Group’s business, that access to Confidential Information renders me special and unique within the Company Group’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company Group. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company Group.

Section 8. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9. Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11. General Provisions.

(a) Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW OR EXCEPT AS OTHERWISE PROVIDED IN SCHEDULE B (TO THE EXTENT APPLICABLE TO ME), THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT REQUIRED BY THE APPLICABLE LAWS OF THE STATE IN WHICH I WORK (OR, IF POST-TERMINATION, THE STATE IN WHICH I MOST RECENTLY WORKED), THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH LAWS OF THE STATE IN WHICH I WORK (OR, IF POST-TERMINATION, THE STATE IN WHICH I MOST RECENTLY WORKED), IN EACH CASE, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

(b) Attorneys’ Fees. I agree to indemnify the Company Group for its reasonable attorneys’ fees and costs incurred in enforcing the terms of this Agreement should I violate any of its terms.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, provided that nothing contained in this Agreement shall limit, restrict or adversely affect in any way the Company’s right, title or interest in any Company IP Rights transferred or assigned by me (or on my behalf) to the Company at any time prior to the date hereof. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(d) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company Group, and the right of the applicable member of the Company Group to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(e) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.

(f) Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

*    *    *

[Signature to appear on the following page.]

I, Steven Hoffman, have executed this Restrictive Covenant Agreement on the date set forth below:

Date: September 3, 2024	/s/ Steven Hoffman
(Signature)

Steven Hoffman
(Type/Print Name)

[Signature Page to Restrictive Covenant Agreement]

ANNEX A

UNDERTAKING OF SECRECY

(See attached.)

Schedule 2

Undertaking of Secrecy

To: Safepoint Holdings, Inc. (Florida, U.S.A.)

I, Steven Hoffman, HEREBY UNDERTAKE THE FOLLOWING:

1.

That during and after the course of my employment with Safepoint Holdings, Inc. or any of its affiliates (the “Company”), I will keep secret the affairs and concerns of the Company, and the nature and particulars of the Company, including, but not limited to its investors, clients, transactions, trading models and trading strategies or the financial results or performance figures of the Company or any client or strategy that may come to my attention during the course of my employment with the Company (“Confidential Information”).

2.

That upon my departure from the Company, I will not disclose to any person the affairs of the Company, including, but not limited to its investors, clients, transactions, trading models and trading strategies that may come to my attention during the course of my employment with the Company.

3.

That upon my departure from the Company, I will not take with me any Confidential Information belonging to or concerning the Company, or its clients, whether in printed form or on any electronic storage device.

4.

In the event that I do have in my possession any Confidential Information following my departure from the Company, I undertake to deliver such information to the Company within 3 days of my departure. If personal delivery of such information is either not possible or inconvenient, I undertake to contact the Chief Executive Officer of the Company and arrange a suitable method of disposal of such confidential information within three days of my departure.

5.

In the event that I am legally required to disclose any Confidential Information to a third party, I agree to: (i) promptly notify the Company of the existence, terms and circumstances surrounding such possible disclosure; (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such disclosure; (iii) unless prohibited by law, supply the Company with copies of all communications between me and any third party to whom disclosure is to be made or by whose order it is to be made; and (iv) cooperate with any of the Company’s efforts, at the Company’s expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

I hereby acknowledge that any breach of this undertaking may result in my dismissal from the Company for Cause (as defined in my Employment Agreement), and that my obligations under this undertaking continue after the termination of my employment with the Company.

DATE: 4/13/16

/s/ Steven Hoffman	/s/ Nancy Baily
Steven Hoffman	WITNESS

[Signature Page to Undertaking of Secrecy]

SCHEDULE A

RESTRICTIVE COVENANT AGREEMENT

INVENTION ASSIGNMENT NOTICE

I am hereby notified that the Restrictive Covenant Agreement, dated as of September ___, 2024, to which this Schedule A is attached, does not apply to any invention which qualifies fully for exclusion under the provisions of California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Sec. 2, Kansas Statute K.S.A. §44-130, Minn. Stat. §181.78, Revised Code of Washington Section 49.44.140(1) or any other state statute not listed below concerning employee non-assignability of inventions. The following is the text of each of the aforementioned statutes.

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ILLINOIS EMPLOYEE PATENT ACT, 765 ILLINOIS COMPILED STATUTES 1060

Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

KANSAS STATUTE K.S.A. SECTION 44-130

Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) The invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) the invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

ii

MINNESOTA STATUTES SECTION 181.78

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision. 2.Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision. 3.Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

REVISED CODE OF WASHINGTON SECTION 49.44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

iii

REVISED CODE OF WASHINGTON SECTION 49.44.150

Even though the employee meets the burden of proving the conditions specified in Revised Code of Washington 49.44.110, the employee shall, at the time of employment or thereafter, disclose all inventions being developed by the employee, for the purpose of determining employer or employee rights. The employer or the employee may disclose such inventions to the department of employment security, and the department shall maintain a record of such disclosures for a minimum period of five years.

iv

SCHEDULE B

JURISDICTION-SPECIFIC MODIFICATIONS TO CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

This Schedule B to the Restrictive Covenant Agreement (the “Agreement”) includes jurisdiction-specific addenda, which modify certain sections of the Agreement as applied to individuals who primarily reside and work in one of the applicable jurisdictions, but only to the extent the laws of such jurisdiction are applicable to the Agreement. This Schedule B should be read in conjunction with the rest of the Agreement and enforced to the fullest extent permissible to protect the Company Group’s legitimate business interests. Capitalized terms used but not defined in this Schedule B shall have the meanings ascribed to such terms in the Agreement.

California

If I primarily reside and work in California:

•

Sections 1 and 6(d) of the Agreement are not intended to, and do not purport to, infringe on my right to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

•

Each of (i) Section 6(a) of the Agreement and (ii) clause (B) and clause (C) of the definition of “Interfering Activities” as used in Section 6(b) of the Agreement (i.e., a covenant not to hire employees of the Company Group and not to solicit customers) will not apply to me following the termination of the Employment Period; provided, that, I agree that, following the Employment Period, I will not, directly or indirectly, whether acting for my own account or for the account of any other individual, company, enterprise, or entity, or as a sole proprietor, owner, partner, shareholder, director, officer, principal, agent, executive, employee, contractor or otherwise, utilize the Company Group’s trade secrets to solicit, divert or take away, or attempt to solicit, divert or take away, any business of any of the clients, customers or accounts, or prospective clients, customers or accounts, of any member of the Company Group.

•

I understand that the provisions of the Agreement requiring assignment of developments to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (the full terms of which are set forth on Schedule B of the Agreement). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Section 2870 of the California Labor Code and I bear the full burden of proving to any member of the Company Group that an invention qualifies fully under Section 2870 of the California Labor Code. I acknowledge receipt of the Agreement and of written notification of the provisions of Section 2870 of the California Labor Code.

•

NOTWITHSTANDING Section 11(A) OF THE AGREEMENT, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF THE STATE OF CALIFORNIA. THE WAIVER OF ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THE AGREEMENT, WILL NOT APPLY TO ME TO THE EXTENT NOT ENFORCEABLE UNDER CALIFORNIA LAW.

• Section 11(b) of the Agreement will not apply to me.

Colorado	If I am employed or primarily reside in Colorado:

•

I acknowledge and understand that, following the Employment Period, Section 6(a) of the Agreement will apply to me (i) only if my “annualized cash compensation” at the time it is entered into and at the time of enforcement is equal to or exceeds the “threshold amount for highly compensated workers” as set forth in Colorado Revised Statutes Section 8- 2-113(2)(b) and (c), which was $123,750 in 2024, subject to annual adjustments for subsequent years as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment, and (ii) only to the extent reasonably necessary to protect the Company Group’s legitimate interest in protecting trade secrets.

•

I acknowledge and understand that, following the Employment Period, clause (C) of the definition of “Interfering Activities” as used in Section 6(b) of the Agreement (i.e., a covenant not to solicit customers) will apply to me (i) only if my “annualized cash compensation” at the time it is entered into and at the time of enforcement is equal to or exceeds sixty percent (60%) of the “threshold amount for highly compensated workers” as set forth in Colorado Revised Statutes Section 8-2-113(2)(d), which was $74,250 in 2024, subject to annual adjustments for subsequent years as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment and (ii) only to the extent reasonably necessary to protect the Company Group’s legitimate interest in protecting trade secrets.

•

I acknowledge and agree that (i) during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets and (ii) the restrictions and limitations set forth in the Agreement are designed to protect, and are essential to protect, trade secrets of the Company Group pursuant to Colorado Revised Statutes Section 8-2-113.

•

If, at the time of termination of the Employment Period, I primarily resided or worked in Colorado, notwithstanding any other provision to the contrary in the Agreement (including Section 11(a)), (i) applicable laws of the State of Colorado shall govern the enforceability of a covenant not to compete contained in the Agreement and (ii) nothing in the Agreement shall require me to adjudicate the enforceability of a covenant not to compete contained in the Agreement outside of the State of Colorado.

•

I acknowledge and agree that (i) I have been provided written notice of the covenant not to compete contained in the Agreement in a separate document and in clear and conspicuous terms, at least fourteen (14) days before the earlier of (x) the effective date of the Agreement or (y) the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the Agreement and (ii) such notice was provided with a copy of the Agreement, identified the Agreement by name and stated that the Agreement contains a covenant not to compete that could restrict my options for subsequent employment following my separation from the Company Group, and directed me to Sections 6(a) through 6(c) of the Agreement that contain the covenant not to compete.

• I acknowledge and understand that I may request an additional copy of the covenant not to compete once each calendar year.

District of Columbia

•

I understand that the non-competition obligations under Section 6(a) of the Agreement will not apply to me if I am considered a “covered employee” under the District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020, as amended by the Non-compete Clarification Amendment Act of 2022 (collectively, the “DC Non-Compete Act”). I am a covered employee if I am not a “highly compensated employee” (as described below) and the following conditions are satisfied: (i) If I have commenced work for the Company Group, (A) I spend more than 50% of my work time for the Company Group working in the District of Columbia or (B) my employment is based in the District of Columbia and I regularly spend a substantial amount of my work time for the Company Group in the District of Columbia and not more than 50% of my work time for the Company in another jurisdiction; or (ii) if I have not yet commenced work for the Company Group, (A) the Company Group reasonably anticipates that I will spend more than 50% of my work time for the Company Group working in the District of Columbia or (B) my employment for the Company Group will be based in the District of Columbia, and the Company Group reasonably anticipates that I will regularly spend a substantial amount of my work time for the Company Group in the District of Columbia and not more than 50% of my work time for the Company Group in another jurisdiction.

•

I acknowledge and understand that Section 6(a) of the Agreement will apply to me if I am a “highly compensated employee” pursuant to the DC Non-Compete Act (and therefore not a “covered employee”). Under the DC Non-Compete Act, a “highly compensated employee” is an employee who is reasonably expected to earn from the Company Group in a consecutive 12-month period, or who has earned in the preceding 12-month period, compensation greater than or equal to the “minimum qualifying annual compensation” (which is $154,000 for employees and $257,000 for medical specialists as of January 1, 2024, subject to increase each year based on increases in the Department of Labor’s Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area).

•

If I am a “highly compensated employee,” I acknowledge and agree that (A) I have been provided a copy of the Agreement (including the non-compete provision) at least fourteen (14) days before I commenced employment for the Company Group to review the non-compete provision in the Agreement or, if I am a current employee, at least fourteen (14) days before the date I was required to sign the Agreement and (B) I had or could have had at least fourteen (14) days to review and consider the Agreement before I was required to sign the Agreement, and that if I execute the Agreement prior to the expiration of such period, I have voluntarily and knowingly waived the remainder of such review period.

•

If I am a “highly compensated employee,” the following notice is being provided pursuant to D.C. Code § 32–581.03a.

The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

•

I acknowledge and understand that, notwithstanding the foregoing, during the Employment Period, Section 6(a) of the Agreement prohibits me, and I will be prohibited, from accepting money or a thing of value for performing work for a person other than the Company Group, where the Company Group reasonably determines that my acceptance of money or a thing of value under such circumstances will result in the disclosure or use of Confidential Information or proprietary information of the Company Group, conflict with the Company Group’s, industry’s or profession’s established rules regarding conflicts of interests, constitute a conflict of commitment if I am employed by a higher education institution, or impair my ability to comply with the District or federal laws or regulations, a contract or a grant agreement.

•

I acknowledge and understand that, notwithstanding the foregoing, Section 6 of the Agreement may be enforced to the extent it does not constitute a “non-compete provision” as defined in D.C. Code § 32-581.01 as a provision that provides a “long-term incentive” as defined in D.C. Code § 32-581.01.

Georgia	If I am employed in Georgia:

•

Following the Employment Period, Section 6(a) of the Agreement will not apply to me if I do not, in the course of my employment, (i) customarily and regularly solicit for the Company Group’s customers or prospective customers; (ii) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; (iii) perform the following duties: (A) have a primary duty of managing the enterprise in which I am employed or of a customarily recognized department or subdivision thereof, (B) customarily and regularly direct the work of two or more other employees, and (C) have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) perform the duties of a key employee or professional.

•

Following the Employment Period, for purposes of Section 6(b) of the Agreement, clause (C) of the definition of “Interfering Activities” as used in Section 6(b) of the Agreement (i.e., a covenant not to solicit customers) will apply only (i) to such Business Relation with whom I had material contact  and (ii) with respect to products or services that are competitive with those provided by the Company Group’s business (i.e., activities, products, or services that are the same as or similar to the activities, products, or services of the employer and of the type conducted, authorized, offered, or provided within two (2) years prior to the termination of the Employment Period).

•

Notwithstanding Section 11(a) of the Agreement, the waiver of any right to trial by jury in connection with any dispute arising under or concerning the Agreement will not apply to me to the extent not enforceable under the laws of the State of Georgia.

Idaho	If I am employed in Idaho, I acknowledge and agree that (i) for purposes of Sections 6(a) and 6(b) of the Agreement, I am a “key employee” within the meaning of Idaho Code Section 44-2701, et seq. and (ii) the restrictions under Sections 6(a) and 6(b) of the Agreement are necessary to protect the Company Group’s legitimate business interests within the meaning of Idaho Code Section 44-2701, et seq.

Illinois

If I am employed in Illinois:

•

I acknowledge and agree that restrictions under Section 6(a) and Section 6(b) of the Agreement are necessary to protect the Company Group’s legitimate business interests, including its interests in the Company Group’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

•

I acknowledge and understand that Section 6(a) of the Agreement will apply to me only if my actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10), which is $75,000 per year prior to January 1, 2027 (or $80,000 per year beginning January 1, 2027, $85,000 per year beginning January 1, 2032, and $90,000 per year beginning January 1, 2037, or such other amounts as prescribed by applicable law).

v

•

I acknowledge and understand that Section 6(b) of the Agreement will apply to me only if my actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10), which is $45,000 per year prior to January 1, 2027 (or $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032, and $52,500 per year beginning on January 1, 2037, or such other amounts as prescribed by applicable law).

•

Further, in the event that my employment is terminated (or furloughed) by the Company Group as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, Section 6(a) or 6(b) of the Agreement shall not apply to me unless I am provided with compensation equivalent to my base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement (such payment, “Noncompete Payment”). I agree that, upon a request from the Company, I will provide the Company with proof of my new wage rate or salary through subsequent employment for the purposes of calculating the Noncompete Payment, which may be adjusted from payment to payment based on the information I provide to the Company. Notwithstanding anything foregoing, I acknowledge and agree that nothing herein shall be construed to confer upon me any right to Noncompete Payments or severance payments and that the Company may, in its sole discretion, elect to not enforce the provisions of Section 6(a) of the Agreement. For avoidance of doubt, unless my annualized earnings exceed the annual earnings threshold described above, the restrictions in Section 6(a) or Section 6(b) of the Agreement, as applicable, shall not apply to me.

•

I further acknowledge and agree that (i) the Company has hereby advised me in writing to seek independent advice from my own legal counsel before entering into the Agreement and (ii) I had or could have had fourteen (14) calendar days from the date I received the Agreement to review and consider the Agreement, and that if I execute the Agreement prior to the expiration of such period, I have voluntarily and knowingly waived the remainder of such review period.

Maine	If I am employed in Maine:

•

If, while employed with the Company Group, I earn a wage at or below 400% of the federal poverty level, Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period.

•

If the Agreement was signed in connection with an offer of employment with the Company Group, I acknowledge that it was disclosed to me that a non-compete agreement would be required prior to my offer of employment.

• I acknowledge and agree that I was provided a copy of the Agreement at least three (3) business days before I was required to sign the Agreement.

•

The terms of Section 6(a) of the Agreement will not take effect until I have been employed with the Company Group for at least one (1) year or after a period of six (6) months from the date the Agreement was signed, whichever is later.

• I acknowledge and agree that Section 6(a) of the Agreement is no broader than necessary to protect the Company Group’s trade secrets, Confidential Information, and/or goodwill.

Maryland	If I am employed in Maryland, if while employed with the Company Group I earn a wage equal to or less than (i) $19.88 per hour or $41,350 per year, or (ii) 150% of the Maryland minimum wage rate, Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period. For the avoidance of doubt, the above does not in any way permit me to take or use a client list or other proprietary client-related information.

Massachusetts	If I am a resident of Massachusetts:

•

Section 6(a) of the Agreement will not apply following a termination of my employment if (i) I am classified as “nonexempt” under the U.S. Fair Labor Standards Act, (ii) I am an undergraduate or graduate student partaking in an internship or otherwise entering a short-term employment relationship with the Company Group, whether paid or unpaid, while enrolled in a full-time or part-time undergraduate or graduate educational institution, (iii) my employment is terminated by a member of the Company Group without “cause,” or (iv) I am of age 18 or younger. “Cause” for purposes of Section 6(a) of the Agreement will exist if (1) there is a reasonable or good faith basis for the Company Group’s dissatisfaction with my job performance, conduct or behavior, or (2) grounds for termination exist that are reasonably related, in the Company Group’s honest judgment, to the needs of the business.

•

“Competitive Activities” means any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group; provided, however, that following the termination of the Employment Period, “Competitive Activities” shall mean any business activity of the Company Group in which I participated or provided services within the two (2) year period immediately preceding the termination of the Employment Period.

•

With respect to Section 6(a) of the Agreement, unless (A) I am classified as “nonexempt” under the U.S. Fair Labor Standards Act, an undergraduate or graduate student referenced in clause (ii) above or of age 18 or younger, or my employment is terminated by the Company Group without “cause,” or (B) the Company otherwise waives the restrictions set forth in Section 6(a)

of the Agreement following the termination of the Employment Period, the Company shall pay me the Non-Compete Consideration (as defined below) and I acknowledge and agree that the Non-Compete Consideration shall constitute mutually agreed upon consideration in support of the restrictions set forth in Section 6(a) of the Agreement following the termination of the Employment Period. Notwithstanding any provision herein to the contrary, the payment of the Non-Compete Consideration will be conditioned upon my continued compliance with the terms of the Agreement.

•

“Non-Compete Consideration” shall mean continued payment of my base salary for a period of one (1) month following the date on which the Employment Period terminates, payable in accordance with the employer’s regular payroll practices, subject to my continued compliance with the terms of the Agreement (as modified in this Schedule C). The Company and I agree that the Non-Compete Consideration shall constitute “other mutually- agreed upon consideration” and not “garden leave” as such terms are used in M.G.L. c. 149, § 24L.

•

Following the termination of the Employment Period, restrictions under Section 6(a) of the Agreement shall be limited in geographic scope to any geographic area in which I, during my time within the two (2) year period preceding the termination of the Employment Period, provided services to the Company Group or had a material presence or influence as an employee of the Company Group.

•

If the Agreement is entered into in connection with the commencement of employment, I acknowledge and agree that I have been provided a copy of the Agreement (including the non-compete provision) prior to the earlier of (A) a formal offer of employment or (B) at least ten (10) business days before I commenced employment for the Company Group to review the Agreement.

•

If the Agreement is entered into after I commenced employment for the Company Group, I acknowledge and agree that the benefits granted to me concurrently with the Agreement constitute fair and reasonable consideration independent from the continuation of employment in support of my entering into the Agreement in light of the restrictions set forth in Section 6(a) of the Agreement, and that I have been provided a copy of the Agreement (including the non-compete provision) and/or notice of the Agreement at least ten (10) business days before the Agreement is to be effective.

• The Company has hereby advised me in writing that I have the right to consult with counsel prior to entering into the Agreement.

•

Notwithstanding Section 11(a) of the Agreement, any suit, action, or proceeding brought by or against me in connection with the enforcement of Section 6(a) of the Agreement shall be brought in the Suffolk county, Massachusetts, and the superior court or the business litigation session of the superior court shall have jurisdiction to adjudicate such dispute. For the avoidance of doubt, all other provisions of the Agreement remain subject to the jurisdiction and venue provisions set forth in Section 11(a) of the Agreement.

•

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE AGREEMENT AND HAVE BEEN GIVEN AT LEAST TEN (10) BUSINESS DAYS TO REVIEW AND SIGN THE AGREEMENT, DURING WHICH TIME I HAD THE RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING AT MY OWN EXPENSE. I FURTHER ACKNOWLEDGE THAT I FULLY UNDERSTAND THE CONTENT AND EFFECT OF THE AGREEMENT AND AGREE TO ALL OF THE PROVISIONS CONTAINED HEREIN. I AGREE THAT VOLUNTARILY SIGNING THE AGREEMENT BEFORE THE EXPIRATION OF THE TEN (10) BUSINESS DAYS SHALL SERVE AS A WAIVER OF THE TEN (10) BUSINESS DAY REVIEW PERIOD.

Minnesota	If I primarily reside and work in Minnesota:

• Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period.

•

If, at the time of termination of the Employment Period, I primarily resided or worked in Minnesota, notwithstanding Section 11(a) of the Agreement, validity, interpretation, construction and performance of the Agreement shall be governed by the laws of the State of Minnesota, and nothing in the Agreement shall require me to adjudicate a claim or controversy arising out of the Agreement outside of the State of Minnesota.

Missouri	If I am employed in Missouri, Section 6(b) of the Agreement will not apply to the solicitation and recruitment of employees who provide only secretarial or clerical services.

Nevada	If I am employed in Nevada:

• Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period if I am paid on an hourly basis.

•

If the Employment Period is terminated because of a reduction in force, a reorganization, or a similar restructuring, Section 6(a) of the Agreement will only apply to me following such termination while the Company Group is paying me salary, benefits, or equivalent compensation, including, without limitation, severance pay.

•

Section 6(a) of the Agreement shall not restrict me from providing services to a former customer or client following the Employment Period if: (i) I did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave and seek services from me; and (iii) I am otherwise complying with the limitations in the covenant as to time, geographical area and scope of activity to be restrained, other than any limitation on providing services to a former customer or client who seeks my services without any contact instigated by me.

New Hampshire	If I am employed in New Hampshire and am engaged by the Company Group as an employee:

•

I acknowledge that, pursuant to New Hampshire Revised Statute § 275:70-a, if while employed with the Company Group I earn a wage at an hourly rate less than or equal to 200% of the federal minimum wage, Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period so long as I maintain a permanent residence in New Hampshire.

• I acknowledge and agree that I have been provided a copy of the Agreement prior to my acceptance of the offer of employment.

North Dakota	If I am employed in North Dakota, Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period.

Oklahoma	If I am employed in Oklahoma, Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period.

Oregon	If I am employed in Oregon:

•

Section 6(a) of the Agreement will apply to me following the termination of the Employment Period only if (i) I am engaged in administrative, executive or professional work, (ii) I perform predominantly intellectual, managerial or creative tasks, (iii) I exercise discretion and independent judgment, (iv) I am paid on a salary basis, and (v) the total amount of my annual gross salary and commissions, calculated on an annual basis, at the time of the termination of the Employment Period exceeds the amount required under Oregon Revised Statutes (“ORS”) § 653.295(1)(e) (which is $113,241 in 2024) as adjusted annually to track inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items) (an employee meeting the foregoing criteria is hereafter referred to as a “Qualified Employee”).

•

I acknowledge and agree that (i) the Agreement is being executed upon my initial employment with Company Group and is a condition of such employment or (ii) the Agreement is being executed upon my “subsequent bona fide advancement” within the meaning of ORS § 653.295 because of, among other things, my increased responsibilities and access to Confidential Information and trade secrets. If the Agreement is executed upon initial employment, I acknowledge that I was informed in a written job offer at least two (2) weeks before the commencement of employment that a non-competition agreement was required as a condition of employment. If the Agreement is executed upon a “subsequent bona fide advancement,” I knowingly and voluntarily waive any argument that my new role does not constitute a “subsequent bona fide advancement.”

x

• Within 30 days after the date of the termination of the Employment Period, the Company Group will provide me a signed, written copy of the Agreement.

•

Notwithstanding the foregoing, even if I am not a Qualified Employee meeting the requirements under ORS § 653.295(1)(b) and (e), the Company may, at its sole discretion, elect to enforce the non-competition restrictions in Section 6(a) of the Agreement following the termination of the Employment Period, by paying me, for up to the maximum Restricted Period, compensation equal to the greater of (x) fifty percent (50%) of my annual gross base salary and commissions at the time of my separation; or (y) fifty percent (50%) of the minimum annual compensation required under ORS § 653.295. If the Company elects to enforce Section 6(a) of the Agreement following the termination of the Employment Period by agreeing to make the payments referenced in this paragraph, I will be notified in writing. I understand and acknowledge that the Company’s election not to pay the compensation set out in this paragraph affects the applicability of Section 6(a) of the Agreement only in the event I am not a Qualified Employee and that the election of non-payment does not relieve a non-Qualified Employee from any other post-employment restriction in the Agreement.

Rhode Island	If I am employed in Rhode Island, Section 6(a) of the Agreement will not apply to me following the termination of the Employment Period if I am (i) classified as “non-exempt” under the Fair Labor Standards Act, (ii) an undergraduate or graduate student participating in an internship or otherwise entering into a short-term employment relationship with the Company Group while enrolled at an educational institution, regardless of whether the position is paid, (iii) of age 18 or younger, or (iv) a “low-wage” employee under R.I. Gen. Laws § 28-59-2, i.e., if my average annual earnings (as determined pursuant to R.I. Gen. Laws § 28-59-2(2)) are not more than 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

Virginia	If I am employed in Virginia:

•

I acknowledges and understand that if, while employed or otherwise engaged with the Company Group, I am deemed a “low-wage employee” under Code of Virginia § 40.1-28.7:8, i.e., my average weekly earnings, as determined pursuant to Code of Virginia § 40.1-28.7:8, are less than the average weekly wage of the Commonwealth of Virginia as determined pursuant to Code of Virginia § 65.2-500(B) (including if I was engaged as an independent contractor and was compensated for such services by the Company Group at an hourly rate that is less than the median hourly wage for the Commonwealth of Virginia for all occupations as reported, for the preceding year, by the Bureau of Labor Statistics of the U.S. Department of Labor), (i) Section 6(a) of the Agreement will not apply to me following a termination of the Employment Period, and (ii) Section 6(a) or Section 6(b) of the Agreement will not restrict me from providing a service to a customer or client of the Company Group following a termination of the Employment Period as long as I do not initiate contact with or solicit the customer or client.

• The above mentioned exceptions will not apply to me if my earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to me by the Company Group.

Washington	If I am employed in Washington:

•

The Agreement is not intended to and does not purport to infringe on my rights under Washington’s Silenced No More Act or from disclosing or discussing (i) illegal acts of discrimination, harassment, retaliation, wage and hour violations, sexual assault, or other conduct recognized as being against a clear mandate of public policy occurring in the workplace, at work-related events, between employees, or between an employer and an employee, whether on or off the employment premises, or (ii) information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

•

I acknowledge and understand that, following the termination of the Employment Period, Section 6(a) of the Agreement will only apply to me if the amount of my annualized earnings from the Company Group (calculated as of the earlier of the date enforcement of the noncompetition covenant is sought or the date of termination of the Employment Period) exceeds the compensation requirement described in Revised Code of Washington § 49.62.020 (which is $120,559.99 in 2024), as adjusted annually for inflation in accordance with the Revised Code of Washington §49.62.040.

•

If the Agreement is executed upon initial employment, I acknowledge and agree that (i) I have been provided a copy of the Agreement (or the terms of the non-compete covenant contained in the Agreement in writing) prior to my acceptance of the offer of employment, and (ii) if the non-compete covenant becomes enforceable only at a later date due to changes in my compensation, I have been specifically advised by the employer (and am hereby being advised) that Section 6(a) of the Agreement may become enforceable and apply to me at a later date due to changes in my compensation in the future, if applicable.

•

If the Agreement is entered into after I commenced employment for the Company Group, I acknowledge and agree that the benefits granted to me concurrently with the Agreement constitute fair and reasonable consideration for the Agreement independent from the continuation of employment.

•

Further, I acknowledge and understand that, in the event that my employment is terminated by the Company Group as the result of a layoff, Section 6(a) of the Agreement shall not apply to me following such termination unless I am provided with compensation equivalent to my base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement (such payment, a “WA Noncompete Payment”). I agree that, upon a request from the Company, I will provide the Company with proof of my new wage rate or salary through subsequent employment for the purposes of calculating the WA Noncompete Payment, which may be adjusted from payment to payment based on the information I provide to the Company. Notwithstanding anything foregoing, I acknowledge and agree that nothing herein shall be construed to confer upon me any right to WA Noncompete Payments or severance payments and that the Company may, in its sole discretion, elect to not enforce the provisions of Section 6(a) of the Agreement following the termination of my employment due to a layoff. For avoidance of doubt, unless my annualized earnings exceed the annual earnings threshold described above, the restrictions in Section 6(a) shall not apply to me following the Employment Period.

•

If, at the time of termination of the Employment Period, I am employed in Washington, notwithstanding any other provision to the contrary in the Agreement (including Section 11 of the Agreement), nothing in the Agreement shall require me to adjudicate the enforceability of a noncompetition covenant outside of the State of Washington and the laws of the State of Washington shall govern the enforceability of the noncompetition covenant in the Agreement.

•

I acknowledge and understand that, during the Employment Period, restrictions under Section 6(a) of the Agreement are not intended to restrict, restrain, or prohibit an employee earning less than twice the applicable state minimum hourly wage from having an additional job, supplementing their income by working for another employer, working as an independent contractor, or being self-employed, as long as (i) such additional services to be offered by the employee do not raise issues of safety for the employee, coworkers, or the public, or interfere with the reasonable and normal scheduling expectations of the employer and (ii) such additional services to be offered by the employee shall not alter the employee’s obligations as an employee of the Company Group under existing law, including the common law duty of loyalty and laws preventing conflicts of interest and any Company Group’s policies addressing such obligations.

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the Severance Benefits (as defined in my Amended and Restated Employment Agreement, dated September ___, 2024, with Safepoint Holdings, Inc. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Steven Hoffman, for and on behalf of myself and my heirs, administrators, executors and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise and discharge each member of the Company Group (including any co-employer of any member of the Company Group) and each of their successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date I execute this Release which I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988 and the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any retirement or other employee benefit plan of the Company Parties (other than any severance or similar plan or policy)), each as may be amended from time to time, and all other federal, state, and local laws, the common law or constitution of any jurisdiction. I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing any claims relating to: (i) my rights under Section 8 of my Employment Agreement, (ii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my right to elect COBRA continuation coverage); (iii) any claims that cannot be waived by law or that arise after the date you execute this Agreement; or (iv) my right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise.

Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company, from (i) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) participating in a whistleblower program administered by the U.S. Securities and Exchange Commission or any other government agency; (iv) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process; (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; or (vi) exercising any rights I may have to engage in protected concerted activity under any applicable labor laws, including the National Labor Relations Act (for information regarding employee rights under the National Labor Relations Act, all of which are preserved under this Release, see https://www.nlrb.gov/about-nlrb/rights-we-protect/your-rights/employee-rights); provided, however, in each case, I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

I acknowledge and agree that as of the date I execute this Release, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company or the Company Group and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.

By signing below, I represent and warrant to the Company that (i) prior to the date I execute this Release, I have provided the Company with written disclosure of any unethical or illegal behavior and any material violations of the Company’s code of ethics or other material policy, in each case, that I observed, suspected or became aware of during the course of my employment or, if no such written disclosure was provided, that I have not observed, suspected or become aware of any such behavior or violations and (ii) I have complied with all laws and Company policies in respect of my employment with the Company.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had against the Company Parties, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•

Had or could have had [twenty-one (21)][forty-five (45)][1] calendar days from the date of my termination of employment (the “Release Expiration Date”) to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company Group or any of its representatives;

•	Am hereby advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law, I agree that I will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge or lawsuit, I agree that I shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge or lawsuit.

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I hereby agree to waive any and all claims to re-employment with the Company or any of its direct or indirect parent(s) or subsidiaries and affirmatively agree not to seek further employment with the Company or any of its direct or indirect parent(s) or subsidiaries. I acknowledge that if I re-apply for or seek employment with the Company or any of its direct or indirect parent(s) or subsidiaries, the refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of my execution of this Release (the “Revocation Period”), during which time I may revoke my acceptance of this

Release by notifying the Company [and the Board of Directors of the Company], in writing, delivered to [CONTACT] (the “Company Representative”), [TITLE], [ADDRESS], by email ([EMAIL ADDRESS]), or by a recognized national overnight courier service [or by other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign)). To be effective, such revocation must be received by the Company Representative no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed prior to the Release Expiration Date and I do not revoke it during the Revocation Period, the date on which this Release is executed and delivered to the Company Representative shall be its effective date. In the event that I fail to execute and deliver this Release prior to the Release Expiration Date or, if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the me nor the Company nor any of the Company Parties will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN FLORIDA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

*   *   *

I, Steven Hoffman, have executed this Release of Claims on the date set forth below:

/s/ Steven Hoffman
Steven Hoffman

Date:	[To Be Executed Following Termination of Employment]

B-5